Exhibit 10.48

Fourth Amendment to Amended and Restated Employment Agreement

This Fourth Amendment to Amended and Restated Employment Agreement (this  “Fourth Amendment”), dated as of February 17, 2016,  is made by and between B/E Aerospace, Inc., a Delaware corporation (the “Company”), and Ryan M. Patch (“Executive”), and amends that certain Amended and Restated Employment Agreement dated July 29, 2013 between the Company and Executive (as amended, the “Agreement”).

1.The Agreement is hereby amended as follows:

(a)In the first sentence of Section 4(b) of the Agreement, the reference to “90%” shall be deleted and replaced with “70%”.

(b)In clause (v) of Section 5(e) of the Agreement, the words “his target incentive bonus for the year in which the Termination Date occurs” shall be deleted and replaced with “90% of his Salary in effect as of the Termination Date”.

(c)In clause (i)(5) of Section 5(f) of the Agreement, the words “his target incentive bonus for the year in which the Termination Date occurs” shall be deleted and replaced with “90% of his Salary in effect as of the Termination Date”.

2.Except as set forth in this Fourth Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.   If there is any conflict between this Fourth Amendment and the Agreement, the terms of this Fourth Amendment will prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first written above.

EXECUTIVE

/s/ Ryan M. Patch
Ryan M. Patch

B/E AEROSPACE, INC.

/s/ Werner Lieberherr
Werner Lieberherr
President & Chief Executive Officer